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                      GATEWAY AUTHORIZED RESELLER AGREEMENT


This Reseller Agreement ("Agreement") is made this 23rd day of September, 2000 ("Effective Date"), by and between Gateway Companies, Inc., a Delaware corporation ("Gateway"), and Einstein Computer Corporation, a Florida corporation, with principal place of business at 1601 N. Harrison Pkwy., Suite 200, Bldg. A, Sunrise, FL 33323 ("Reseller").


SECTION I: APPOINTMENT

1.1 APPOINTMENT Gateway appoints Reseller and Reseller accepts appointment as an independent non-exclusive Reseller to market, sell, lease and install Gateway products ("Products") within the Territory stated in Exhibit A to consumers purchasing pursuant to employer PC purchase programs. Reseller is not appointed as a dealer for Gateway's GSA Schedule.

1.2 PRODUCTS COVERED Gateway Products means the products agreed to between the parties from time to time with any exclusions, additions or discounts Gateway may make.

1.3 SUB-RESELLERS Reseller shall not, without Gateway's prior written approval, appoint sub-resellers, resellers or agents ("Sub-resellers") to market, sell, or lease Gateway Products; provided that Gateway shall not withhold such consent unreasonably if Reseller provides evidence of Gateway approved training and certification of such reseller or agent. Reseller shall be liable for the acts and omissions of any such Sub-resellers. Should Reseller resell Products to any Sub-reseller, and Products are further resold, the final end-user may not receive Gateway warranty or technical support.

1.4 SALES OUTSIDE TERRITORY Reseller shall in no way market, distribute, export, sell, lease or install Gateway Products outside the Territory without Gateway's prior written approval. Gateway will not ship on any Purchase Orders ("P.O.s") issued by Reseller outside the Territory.

1.5 GATEWAY SALES ACTIVITIES Gateway reserves the right to make direct sales into the Territory, and Reseller shall not be entitled to any compensation on any such sales. Gateway may appoint additional Resellers in the Territory at any time.

SECTION II: OBLIGATIONS OF RESELLER

2.1 MARKETING AND PRODUCT SUPPORT. Reseller shall use reasonable efforts to market and sell Gateway Products in the Territory and shall comply with the policies, programs, and requirements regarding marketing and product support as may be communicated by Gateway to Reseller from time to time; provided, however, that in order to avoid conflict among Gateway's distribution channels, all such marketing and sales efforts require the prior written authorization from Gateway. Reseller shall not, without prior written authorization from Gateway, resell Gateway Products in a retail environment that includes any type of store, shop, or other similar physical premises into which customers or potential customers are invited for the purpose of purchasing or potentially purchasing any product from Reseller.

2.2 ADVERTISING Reseller shall adhere to the reseller advertising policies and programs as may be communicated by Gateway to Reseller from time to time.

2.3      CUSTOMER SUPPORT AND SERVICE RESELLER SHALL:

         A. Supply Gateway with such data as Gateway requests regarding Reseller's sales to customers for Gateway's own reporting purposes;

         B. Participate fully in Gateway campaigns to notify customers of any retrofit or recall of Gateway Products;

         C. Use only Gateway-approved spare parts for any repair, servicing and maintenance of Gateway Products it provides under warranty;
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         D.       Comply with laws and regulations applicable to "used" or
                  returned merchandise and never refurbish, place in inventory, or resell as "new" any Gateway Products returned to Reseller for post-sale repair; and

         E. Instruct its customers on how to obtain replacement parts under warranty, including, when Reseller wants its customers to contact Gateway directly, the use of Gateway's Return Merchandise Authorization ("RMA") procedures.

2.4 OBSERVANCE OF GATEWAY POLICIES. Gateway will keep Reseller informed of Gateway's customer support policies and procedures, and Reseller agrees to follow such policies and procedures to resolve any customer support issues.

2.5 MINIMUM ORDER COMMITMENT. Concurrent with execution of this Agreement, Reseller agrees to simultaneously purchase from Gateway the Products set forth on the attached Schedule D at the indicated prices for resale pursuant to the terms of this Agreement (the "Initial Purchase").

2.6 RESELLER'S WAREHOUSE. All Products shipped to Einstein shall be maintained in Einstein's warehouse facility in Sunrise, Florida and shall be insured against any damage or loss.. The Products purchased in the Initial Purchase shall be shipped to such warehouse.

2.7 SECURITY INTEREST. Reseller agrees that all Products sold to Reseller hereunder shall be secured by a security interest in such Products and any proceeds thereof and in any receivables related thereto including any customer loan paper until Gateway shall have been paid for such Products. Reseller agrees to execute financing agreements, UCCs, a security agreement, and such other documentation and take such other actions as Gateway may require to evidence and perfect such security interest.

2.8 EXCLUSIVE MARKETING ARRANGEMENT. During the term of this Agreement, Gateway will be the exclusive provider of personal computers ("PCs") to Reseller. Reseller will not sell, offer for sale or solicit sales for products of any personal computer ("PC") manufacturer other than Gateway. For the term of this Agreement, Gateway will be the sole supplier to Reseller for internal PC requirements provided that Gateway personal computers shall be compatible with Reseller's existing infrastructure, suitable for Reseller's internal needs, and competitively priced.

SECTION III: OBLIGATIONS OF GATEWAY

3.1 SUPPLY OF GATEWAY PRODUCTS. Gateway shall endeavor to manufacture, assemble and ship Gateway Products to Reseller in a timely manner. Should shortages occur, Gateway may allocate its production as it deems appropriate, may delay or stop shipments, and may send partial shipments with prior notice. Gateway shall not be liable to Reseller for any failure to supply quantities of Gateway Products agreed upon with Reseller.

3.2 MARKETING ASSISTANCE Gateway will provide marketing support services and training programs to Reseller on a case-by-case basis.

SECTION IV: ORDERING AND DELIVERY OF GATEWAY PRODUCTS

4.1 PURCHASING. This Agreement with its terms and conditions, and those provided under the Gateway Consumer Products Limited Warranty (available upon request) applies to all purchase orders and other documents of purchase ("Orders") which Reseller may place with Gateway for the Products during the term of this Agreement.

4.2 MEDIA FOR ORDERS. Reseller may order from Gateway by telephone, facsimile, mail or electronic mail. Gateway will also provide Reseller with the capacity to enter Orders directly into Gateway's system. Acceptance by Gateway of the Order shall occur (a) when the Order is entered into Gateway's system, (b) when an Order number is provided to Reseller by facsimile or electronic mail, if requested by Reseller, or
         (c) when assembly of the Products commences, whichever occurs first.
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4.3      ORDERS.

         A. Reseller may deliver a P.O. to Gateway by facsimile or electronic mail provided a signed original is delivered to Gateway within seven (7) days of receipt of the P.O. by Gateway. Gateway shall accept all POs by (a) facsimile or electronic mail, with a signed original notice of acknowledgment or (b) by commencement of performance by Gateway.

         B. Each P.O. shall be deemed an offer by Reseller to purchase the Gateway Products listed therein and when accepted by Gateway shall constitute a contract in accordance with the terms and conditions of the P.O. and this Agreement. If a conflict arises between the two, this Agreement shall take precedence.

         C. P.O.s submitted by Reseller pursuant to this Agreement shall include the quantity and type of Product(s) ordered, Product descriptions, Product specifications, shipment and invoice information and shipping instructions (if allowed by Gateway), Reseller`s order number, and the Agreement number.

         D. Gateway shall not be obligated to accept any order from Reseller in an amount less than Seven Hundred Fifty United States dollars (US $750).

         E. Gateway will endeavor to fill all orders from Reseller insofar as it is practicable and consistent with Gateway's production schedules to do so, provided that in the event of its failure to fill all or part of any order, Gateway shall not be to any extent liable or responsible therefor.

4.4      CHANGES TO ORDERS.

         A. No terms of any purchase orders (whether printed, stamped, typed, written, or sent by any electronic means), except those specifying the quantity and type of Product(s) ordered, shipment and invoice information and shipping instructions (if allowed by Gateway), shall be binding either on Gateway or Reseller if they contravene any term or condition of this Agreement, unless specifically accepted or approved in writing and signed by an appropriate senior manager or executive of Reseller and Gateway. A general or form acknowledgment of any such order or any communication with respect to such an order, or the making of deliveries with respect thereto, shall in no case be construed as an acceptance or approval of the type required by this paragraph.

         B. Changes to orders will only be accepted prior to the order entering Gateway's manufacturing queue. Reseller may initiate such changes or additions to previously accepted Orders by submitting a modification of the Order to Gateway with appropriate reference to the original Order. Upon Gateway's written acceptance of the modification or addition, Gateway shall process the Order in accordance with the pricing terms and conditions of this Agreement.

4.5      PRODUCTS.

         A. As an accommodation to Reseller and without Reseller's prior approval, Gateway may make Product substitutions when the Products ordered are unavailable, provided that the substituted Products are of equal or greater functionality than those contained on the original Order and that Gateway notifies Reseller of such substitution at the time of delivery. Reseller may reject any such Product substitutions within ten (10) days of delivery.

         B. Gateway reserves the right to make changes and modifications in specifications, construction, or design of the Products, or any of them, at any time, and any Products so modified shall be accepted by Reseller as standard construction in fulfillment of existing orders. Gateway shall not be required to retrofit any Product previously delivered to Reseller with any modifications.

         C. Gateway reserves the right to discontinue any Products at any time without notice to Reseller.

4.6 SHIPPING. Reseller is responsible for payment of all shipping and handling fees for delivery of Products. All deliveries of Products are FOB Gateway manufacturing facilities unless Gateway expressly states otherwise in its acceptance of the purchase order. Title and risk of loss shall pass from Gateway to Reseller or Reseller customer at the point of delivery.
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SECTION V: PRICES AND PAYMENTS

5.1 RESELLER'S PURCHASE PRICE. Prices for Gateway Products purchased hereunder shall be agreed to from time to time . Such prices do not include any taxes, fees, duties, shipping costs, insurance or other levies. Any such items (except taxes on Gateway's income) will be added to the purchase price. Reseller shall pay all taxes and government imposts arising from Reseller's activities as a Gateway Reseller.

5.2 PRICE CHANGES. Gateway may at any time change Gateway Product pricing or the Reseller's purchase price without notice or liability, but any P.O accepted by Gateway before a price change takes effect shall be invoiced at the previous price.

5.3 INVOICE AND PAYMENT TERMS. The Initial Purchase will be invoiced as of the order shipment date and shall be paid for on the sooner of (i) 24 hours from the date of shipment by Einstein from a bonded warehouse to a Einstein client or (ii) net 60 day terms whichever comes first. For subsequent purchases of Products, Gateway will invoice Reseller as of order shipment date, and may require a security deposit before accepting any order. Reseller shall pay for Gateway Products in U.S. Dollars upon shipment to Reseller customer.

SECTION VI: RETURNED MERCHANDISE

Gateway will accept returns for defective Products in accordance with the applicable Gateway Consumer Limited Warranties which are available upon request or at www.gateway.com.

SECTION VII: TRADEMARKS, TRADE NAMES

Reseller acknowledges that Gateway and/or its parent or affiliates are the sole and exclusive owners of the name "Gateway" and any abbreviations or variations thereof, and of any and all of Gateway's trademarks and trade names, service marks, trade logos and trade dress (collectively "Trademarks") as Gateway may unilaterally amend periodically (registered or not). Reseller agrees not to register or use any mark(s) that are similar enough to be construed as Gateway Trademarks. Reseller acquires no rights to the Trademarks, and Reseller hereby assigns and transfers to Gateway all rights that it may acquire in and to the Trademarks, whether by operation of law or otherwise. Any approval for Reseller's use of any Gateway Trademark shall be made pursuant to a Gateway Trademark License Agreement executed separately by and between the Parties hereto.

SECTION VIII: SOFTWARE

8.1 SOFTWARE AS COMPONENT Gateway Products include as components certain software programs (collectively "Programs") proprietary to Gateway or licensed by it from third-party vendors, which may be periodically updated and substituted. Gateway has all rights necessary for it to market and distribute the Programs as Gateway Product components, as well as the right and authority to conclude this Agreement and to grant rights hereunder regarding the Programs. Title to the Programs remains with Gateway and/or their licensors, and Reseller has no rights to transfer them except as stated below.

8.2 DISTRIBUTION RIGHTS Subject to the use license in Section 8.3 below, Gateway grants to Reseller during the Term a non-exclusive, non-transferable right to transfer to end users within the Territory the copies of the Programs it obtains under this Agreement only as components of Gateway Products, subject to the following terms & conditions:

         A. Reseller shall sell or lease Gateway Products with the Program packages as integral parts, and shall abide by all terms and conditions imposed by the Programs' licensors. It shall not open the Program packages or end user license packets or separate such Program packages (including documentation and end user licenses) from the Gateway Products. Reseller shall not copy or reproduce any Program (except as stated herein or in any Program's pre-packaged license agreement), or modify, reverse engineer, disassemble, or de-compile any Program in any way.

         B. Reseller shall promptly notify Gateway of any unauthorized use or copying of any Program, and will take at Reseller's expense (but at Gateway's option and under Gateway's control and direction) legal action to prevent or stop any unauthorized use or copying of the Programs by anyone that has obtained the Programs due, in substantial part, to Reseller's fault.
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         C.       Termination of this Agreement will automatically and
                  immediately terminate Reseller's rights under this Section.

8.3 USE LICENSE Reseller shall pass on to end users of each Gateway Product a license to use the Programs in the form of a "break-the-seal" end user license agreement contained in the Programs' packages.

8.4 COMPLIANCE WITH IMPORT REGULATIONS Reseller shall comply with all United States export control regulations, licensing or other requirements applicable to the Programs.

8.5 DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT OR IN ANY PRE-PACKAGED LICENSE AGREEMENT FOR A GATEWAY PRODUCT COMPONENT, GATEWAY (ON BEHALF OF ITSELF AND ITS LICENSORS) DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PROGRAMS, INCLUDING ALL IMPLIED CONDITIONS OR WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO DEFECTS IN DISKETTES, COMPACT DISKS OR OTHER PHYSICAL MEDIA AND DOCUMENTATION, OPERATION OF THE PROGRAMS AND ANY APPLICATION OR USE OF THE PROGRAMS. IN NO WAY SHALL GATEWAY (OR ITS LICENSORS) BE LIABLE FOR ANY LOSS OF PROFIT OR ANY OTHER COMMERCIAL DAMAGE, INCLUDING BUT NOT LIMITED TO SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES.

SECTION IX: TERM

This Agreement's term ("Term") shall begin on the Effective Date and continue for six (6) months, and shall be automatically renewed for five additional six
(6) month terms up to a maximum term of three (3) years, provided that either party hereto may terminate this Agreement at any time with thirty (30) days' advance written notice, and further provided that this Agreement shall terminate automatically if Reseller makes no purchases from Gateway hereunder for a period of sixty (60) calendar days, such termination to be effective as of the next calendar day after such period elapses.

SECTION X: TERMINATION

10.1 TERMINATION WITHOUT CAUSE Either party can terminate this Agreement without cause by giving thirty (30) days' written notice to the other.

10.2 TERMINATION FOR CAUSE This Agreement may be terminated for cause upon written notice:

         A. By either party upon thirty (30) days' written notice if the other commits a material breach of the Agreement and fails to cure it within the thirty (30) days;

         B. By Gateway immediately if Reseller files for or has instituted against it any proceedings as to its bankruptcy, insolvency, reorganization, liquidation, receivership, or dissolution or there is an assignment for the benefit of creditors;

         C. By Gateway upon thirty (30) days' written notice (i) if Reseller becomes ineligible to receive approval for any license or export documents necessary to buy or resell Gateway Products; (ii) if Reseller tries to register this Agreement with any government conferring any exclusivity upon Reseller;
                  (iii) if Reseller assigns this Agreement without Gateway's prior written consent; (iv) upon substantial change in Reseller's ownership; or (v) if any change or enactment of law or regulation after the date of this Agreement interferes, in Gateway's opinion, with the parties' rights or obligations stated herein.

10.3     EFFECT OF TERMINATION

         A. Upon termination of this Agreement, Gateway may terminate any or all unfilled orders.
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         B.       Upon termination, Reseller shall immediately stop all
                  marketing, promotion, advertising or reference to Gateway Products and shall have no further rights to use Gateway's marketing, promotion or advertising materials or other resources.

         C. Termination will discharge and release Gateway from all obligations and liability under this Agreement, except as it expressly accepts for unfulfilled orders. The sole fact of this Agreement's termination shall not make either party liable to the other for any compensation, reimbursement, losses or damages whatsoever, though Reseller shall remain obligated to pay all outstanding balances on its Gateway Product purchases.

SECTION XI: CONFIDENTIALITY

11.1 CONFIDENTIAL INFORMATION Prior to and during the Term hereof, Gateway may convey to Reseller proprietary and confidential information about Gateway Products, services, strategy and analysis. For the Term of this Agreement (including renewals) and for three (3) years thereafter, Reseller shall not disclose to any third party any such information marked CONFIDENTIAL, PROPRIETARY, STRICTLY PRIVATE, or INTERNAL DATA, or which, though not so marked, could reasonably be construed as confidential or sensitive, such as the terms of this Agreement (all collectively "Confidential Information"), nor shall it use any such Confidential Information for its own benefit, except as provided herein. Any reliance on such Confidential Information is at Reseller's own risk. Nothing in this Section grants or implies any rights by license, estoppel, or otherwise. Confidential Information does not include information (i) in the public domain at the time of disclosure or which enters the public domain after such disclosure through no fault of Reseller, (ii) generally disclosed to third parties by Gateway without restriction, (iii) communicated to Reseller by a third party with the unrestricted right to do so, or (iv) approved for release by Gateway in writing.

11.2 PRESENTATIONS AND PLANNING Gateway's oral and visual presentations describing Gateway Products and plans, business and product plans, and any inspections thereof by Reseller or its personnel shall all be deemed Confidential Information under this Agreement whether so marked or not.

SECTION XII: EXPORT CONTROLS

12.1 COMPLIANCE WITH LAWS Reseller shall comply with all United States export laws and regulations applicable to Gateway Products, and shall obtain any licenses required for export.

12.2 PRODUCTS OF U.S. ORIGIN TECHNOLOGY Reseller may sell Gateway Products only to end-users within the Territory, and shall not export any Gateway Products, including Programs, or any direct products thereof without Gateway's advance written approval and, if required, U.S. Government permission. This requirement shall survive termination or expiration of this Agreement. Reseller shall not do business with any person or firm identified by the U.S. government as being denied the right to receive any U.S. product.

SECTION XIII: LIMITATION OF LIABILITY AND REMEDIES; INDEMNITY

13.1 LIMITATION OF LIABILITY; SOLE REMEDY Any liability of Gateway under this Agreement is expressly limited to the price paid by Reseller for the Gateway Products involved. Reseller's sole remedy against Gateway in any dispute concerning this Agreement shall be to seek recovery of that amount, upon payment of which Gateway shall be released from all further obligations and liability to Reseller.

13.2     INDEMNITY

         A. Except as otherwise stated herein, Reseller shall indemnify and hold harmless Gateway against any and all claims, legal actions, losses, damages, liabilities, costs and expenses asserted against, imposed upon or incurred by Gateway arising out of or relating to (i) any misrepresentation or breach of warranty or covenant by Reseller under this Agreement; (ii) any actual or alleged act or omission of Reseller in the course of its performance hereunder; (iii) death or injury to any person or damage to any property resulting from any product or part (a) not supplied by Gateway, (b) supplied by Gateway but changed, modified, adapted or refitted without Gateway's written authorization, (c) not in Gateway's standard inventory but purchased by Gateway at Reseller's direction, or
                  (d) manufactured to Reseller's design, as well as any claim of infringement arising from the use of any Product with any other product as a combination not furnished by Gateway.
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         B.       Gateway warrants and represents that the Products shall be delivered with good title free of any rightful third party claim of infringement of any patent, copyright, trademark, trade secret or other intellectual property right recognized or registered within the United States and its possessions. Gateway shall defend Reseller from all claims, suits, damages, costs, expenses or liabilities actually incurred by Reseller as a result of any such claim. If a Product or part thereof is held to constitute an infringement and its intended use is enjoined, Gateway shall at its option procure for Reseller the right to continue using the Product or part, replace it with a non-infringing Product or part,modify it to become non-infringing, or remove it and refund its purchase price (less depreciation and amortization). This Section does not apply to (a) any product or part not supplied by Gateway; (b) any Product or part supplied by Gateway which is changed, modified, adapted or refitted without Gateway's express written approval; (c) any Product or part not in Gateway's standard inventory but purchased by it at Reseller's direction; (d) any Product or part manufactured to Reseller's design or (e) any claim of infringement arising from the use of any Product in combination with any other product not furnished by Gateway. THIS INDEMNITY IS GATEWAY'S SOLE LIABILITY AND RESELLER'S SOLE REMEDY FOR INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT.

         C. Gateway shall defend Reseller from any and all claims, suits, damages, costs, expenses or liabilities, including, without limitation, reasonable fees and expenses of attorneys and other professionals, actually incurred by Reseller arising out of the death or injury to any person or damage to tangible property which results from Gateway's negligence.

SECTION XIV: WARRANTIES AND REPRESENTATIONS

The Products are covered by the limited warranties in effect at the time the Products are delivered, on standard terms and conditions supplied with each product shipped and which are incorporated herein by this reference. Should Reseller resell Products to any entity other than an end-user, and Products are further resold, the final end-user may not receive any Gateway warranty or technical support.

SECTION XV: BUSINESS STANDARDS; PRODUCT SERVICE PROVISION

15.1 CONFLICTS OF INTEREST. Reseller confirms that it has revealed all information pertaining to possible conflicts of interest created by sale of competing products or services or arising from other positions or contracts held by Reseller and represents that no conflict of interest exists. Reseller shall disclose to Gateway any future circumstances which could create possible conflicts of interest as soon as they become known by Reseller. Without limiting the generality of the foregoing, Reseller shall inform Gateway of any business relationship, circumstance, or situation which could prejudice in any way the conduct of Gateway marketing activities according to the highest ethical and business standards or place Reseller or Gateway in any kind of disreputable or embarrassing situation.

15.2 ETHICAL STANDARDS. Directors, officers, or employees of Reseller shall not, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting Gateway Product sales to any individual, corporation, government official or agency, or other entity. No gift, benefit or contribution in any way related to Gateway or the sale of Gateway Products shall be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws. Reseller shall generally abide by all Gateway policies and standards regarding conflicts of interest and ethics as may be adopted by Gateway or otherwise communicated to Reseller from time to time, such policies and standards being incorporated herein by this reference.

15.3 AUTHORIZED SERVICE PROVIDER PROGRAM. In the event Reseller is approved by Gateway as an Authorized Service Provider for Gateway Products, Reseller shall at all times during the period of such designation adhere to the standard terms, conditions, rules and policies of the Gateway Authorized Service Provider Program as may be issued by Gateway from time to time, and shall be solely responsible for all its acts and omissions in the course of acting as an Authorized Service Provider for Gateway Products.
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SECTION XVI: FORCE MAJEURE

Gateway shall not be liable for any failure to perform due to causes beyond its control, including but not limited to fire, flood, earthquake, explosion, accident, acts of public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine, labor disputes or shortages, transportation embargoes, failures or delays, inability to secure raw materials or machinery, acts of God or government (including denials of or onerous restrictions on export licenses), any such event of force majeure affecting Gateway's third-party suppliers, or judicial action. Similar causes shall excuse Reseller for failure to take Gateway Products ordered by Reseller other than those already in transit or specially fabricated or not readily saleable to other buyers.

SECTION XVII: GENERAL PROVISIONS

17.1 PARTIES' RELATIONSHIP Gateway's and Reseller's relationship is solely that of independent seller and buyer with the right to resell. Reseller is authorized to resell Gateway Products (and, if applicable, to act as an Authorized Service Provider) in its own name but not to receive any commissions from Gateway. Reseller has no express or implied authority to assume or create any obligation on Gateway's behalf, and shall disclaim any such authority whenever necessary to avoid confusion. In no case shall Reseller or any of its sub-resellers, if any, be deemed Gateway's agents or representatives, nor shall Reseller or any of its Sub-resellers, if any, have the right to conclude any contract or commitment in Gateway's name, or to make any representation, guarantee or warranty on behalf of Gateway or any of its licensors to any third party, including end-users.

17.2 GOVERNING LAW; VENUE This Agreement and any controversy arising out of or in relation to it shall be governed by the law of the State of South Dakota (conflicts of laws provisions excepted), and, subject to Section
         17.6 below, the parties hereby submit to the jurisdiction of the state and federal courts of the State of South Dakota, which shall have exclusive jurisdiction over all controversies in connection herewith. Reseller hereby waives any right to assert any rights or defenses within any other jurisdiction or to require that litigation regarding this Agreement take place elsewhere.

17.3 SEVERABILITY If any provision of this Agreement shall be declared void, invalid, or illegal, the validity or legality of all other provisions of the Agreement shall not be affected thereby.

17.4 NOTICES. Except as otherwise provided in this Agreement, all notices, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile, other electronic means or nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made at such party's address as set forth below, or to such other address as such party may designate in writing to the other party from time to time in accordance with the provisions hereof, and shall be deemed given when personally delivered, when sent electronically or one
         (1) business day after being sent by overnight courier.

         To Reseller:      Einstein, Inc.
                           1601 N. Harrison Parkway
                           Suite 200, Bldg. A
                           Sunrise, FL  33323
                           Attention:  Michael Samach, CFO
                           Facsimile: 954.267.0401

         To Gateway:       Gateway, Inc.
                           4545 Towne Centre Court
                           San Diego, CA 92121
                           Attention:  Cliff Holtz, Senior Vice President
                           Facsimile:  858.799.3413

         with copies to:   Gateway Companies, Inc.
                           4545 Towne Centre Court
                           San Diego, CA 92121
                           Attention:  William M. Elliott, General Counsel
                           Facsimile:   858.799.3413

         EITHER PARTY MAY CHANGE THE ADDRESS TO WHICH NOTICE MUST BE SENT BY GIVING WRITTEN NOTICE OF SUCH CHANGE TO THE OTHER PARTY IN THE MANNER PROVIDED HEREIN.

17.5 ASSIGNABILITY Reseller shall not assign or transfer this Agreement without Gateway's prior written consent, upon which this Agreement shall bind and inure to the benefit of the assigns. Gateway may assign this Agreement to its affiliate upon written notice to Reseller.

17.6 DISPUTE RESOLUTION All material disputes between the parties arising from this Agreement shall be resolved by the following procedures.

         (a) A letter shall be sent from the party raising the dispute to the other party in accordance with the notice provisions of
                  Section 17.4, identifying with particularity the nature of the dispute, the proposed resolution of the dispute ("Proposed Resolution"), and the executives from the party raising the dispute who are authorized to resolve the dispute ("Demand Letter"). The Demand Letter shall include the facts supporting such party's position on the dispute and include copies of any written materials.

         (b) The party receiving the Demand Letter shall have ten (10) Business Days to send a written response ("Response Letter"), which shall be sent in accordance with Section 17.4. The Response Letter must accept the Proposed Resolution in the Demand Letter or offer some other resolution.

                  (i) If the Response Letter accepts the proposed resolution in the Demand Letter or no Response Letter has been received within ten (10) Business Days, then the Proposed Resolution shall be promptly implemented by the parties and shall, where applicable, be considered an amendment of this Agreement.

                  (ii) If the Response Letter offers some other resolution, it shall include all facts supporting the responding party's position on the dispute, include copies of any written materials, and identify the executives of the responding party who are authorized to resolve the dispute. The executives identified in the Demand Letter and Response Letter shall meet one or more times and exchange such additional written materials and proposals as needed to reach a resolution of the matter or for one of them to declare an impasse.

         (c) The party declaring an impasse shall obtain a list of five mediators from the Judicial Arbitration and Mediation Service ("JAMS") acceptable to that party and send such list to the other party. Within three (3) Business Days, the other party shall select one of the five mediators. If the other party fails to select an arbitrator within three (3) Business Days, then the party declaring the impasse shall ask JAMS to select a mediator. The Mediation shall be held in South Dakota.

         (d) The mediator shall immediately arrange a conference call with the mediator and the executives identified in the Demand Letter and Response Letter. In the initial conference, the mediator shall set a place and a time where the executives and mediator will resolve the dispute ("Mediation"). The Mediation must take place within five (5) Business Days of the initial conference call. The parties shall each pay one half of the costs of the mediator unless directed otherwise by the mediator.

         (e) At least 48 hours prior to the Mediation, each party shall submit to the mediator the Demand Letter and Response Letter, any additional written materials exchanged prior to the declaration of an impasse, and the party's final proposal to resolve the dispute ("Final Proposal"). No other written materials may be submitted to the mediator or used in the Mediation.

         (f) The Mediation shall be attended only by the mediator and the executives identified in the Demand Letter and Response Letter. The Mediation shall take no more than one day. Each side shall have counsel available by telephone to draft any documents necessary to implement any resolution of the Mediation. If at the end of the Mediation the parties have not reached a mutual resolution, the mediator shall within 24 hours adopt one of the party's Final Proposals or set forth in writing a resolution of the matter that is between the parties' Final Proposals ("Mediator's Resolution").

         (g) The Mediator's Resolution shall be immediately implemented by the parties. The Mediator's Resolution shall be binding upon the parties and not subject to any further review except in the following limited circumstances:

                  (i) The Mediator's Resolution requires either party to pay the other or incur expenses in excess of $100,000.

                  (ii) The difference between the aggregate amount demanded in a party's Final Proposal exceeds $250,000.

                  (iii) The Mediator's Resolution is less favorable to a party than the other party's Final Proposal.

         (h) Any party dissatisfied with the Mediator's Resolution meeting the criteria in Section 17.6 above must initiate a proceeding within sixty (60) days of receipt of the Mediator's Resolution ("Proceeding"). The Proceeding shall make a de novo review of the parties' dispute, except the Mediator's Resolution shall be admissible. The parties shall each pay one half of the costs of the retired judge unless directed otherwise by the retired judge.

17.7 NO WAIVER Any failure of either party to enforce at any time, or for any period of time, any provision of this Agreement, shall not constitute a waiver of such provision or in any way affect the validity of this Agreement.

17.8 COMPLETE AGREEMENT This Agreement with its Exhibits contains the parties' entire Agreement and supersedes all previous communications, representations or agreements, oral or written, regarding its subject matter. No addition to or modification hereof shall bind either party unless reduced to writing and duly executed by the parties as this Agreement was, subject, however, to revisions of Exhibits A, B and C, which Gateway may revise at any time pursuant to Section 17.9.

17.9 EXHIBITS All Exhibits attached hereto are incorporated herein by this reference, and Gateway has the right to amend in writing any of those Exhibits in its sole discretion.

IN WITNESS WHEREOF, this Agreement has been executed by the parties' authorized representatives on the date first written above.

EINSTEIN COMPUTER CORPORATION               GATEWAY COMPANIES, INC.
Reseller

By: /s/ MICHAEL SAMACH                      By: /s/ JOHN J. TODD
    --------------------------                  --------------------------------
Name:   Michael Samach                      Name:   John J. Todd

Title:  Chief Financial Officer             Title:  Senior Vice President,
                                                    Chief Financial Officer

                                    EXHIBIT A

                        GATEWAY'S RESELLER TERRITORY LIST


Reseller's Territory/ies shall be defined as the United States. Prior to any termination of this agreement, Gateway will send written notice to the Reseller.

                                    EXHIBIT B

                         GATEWAY'S RESELLER PRODUCT LIST


Gateway's Price List applies to all system purchases, and will be updated from time to time by Gateway. Products and prices are:

                                    EXHIBIT C

GATEWAY PURCHASE ORDER FORM Reseller's standard purchase order will be sufficient to constitute an order, but no terms and conditions stated on Reseller's purchase order will have any effect on the terms of this Agreement and are superseded in their entirety by this Agreement.

A sample purchase order is included for Reseller's use.


[GRAPHIC OMITTED]

                                    EXHIBIT D

                          INITIAL PURCHASE PRODUCT LIST


The Products and prices for Products purchased by Reseller in the Initial Purchase are: